Exhibit 10.24

AMENDMENT NO. 1 TO THE
INITIAL PUBLIC OFFERING AGREEMENT

                    This AMENDMENT NO. 1 TO THE INITIAL PUBLIC OFFERING AGREEMENT (this “Amendment”) is made and entered into as of October 10, 2002, by and among THE PNC FINANCIAL SERVICES GROUP, INC. (formerly PNC Bank Corp.), a Pennsylvania corporation (together with any successor,“PNC”), PNC ASSET MANAGEMENT, INC., a Delaware corporation and an indirect wholly owned subsidiary of PNC (together with any successor and with any assignee or group of or affiliated assignees (treated for this purpose as a single assignee) that is a Controlling Stockholder, “PAM”), and BLACKROCK, INC., a Delaware corporation and a majority owned subsidiary of PAM (together with any successor, “BlackRock”), amending and supplementing the Initial Public Offering Agreement, dated as of September 30, 1999 (the “IPO Agreement”), among PNC, PAM and BlackRock.  Capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the IPO Agreement.

RECITALS:

                           WHEREAS, PNC, PAM and BlackRock have agreed to make certain amendments to the IPO Agreement;

                           WHEREAS, pursuant to Section 6.7 of the IPO Agreement, the IPO Agreement may be amended by written agreement of the parties thereto;

                           WHEREAS, on the terms and conditions set forth herein, PNC, PAM and BlackRock have agreed to amend the IPO Agreement as provided herein; and

                           WHEREAS, PNC, PAM and BlackRock have duly authorized the execution and delivery of this Amendment and have done all things necessary to make this Amendment a valid agreement in accordance with its terms;

                           NOW, THEREFORE, the parties hereby agree as follows:

SECTION 1.     Amendment to Definitions.

          (a)           The definition of “Fair Value” is hereby deleted from Article 1 of the IPO Agreement.

          (b)           The definition of “Change in Control of BlackRock” is hereby deleted in its entirety and replaced with the following:

          “Change of Control of BlackRock” has the meaning set forth in Section 3.3(d).”

          (c)            The definition of “Change in Control of PNC” is hereby deleted in its entirety and replaced with the following:

          ““Change of Control of PNC” has the meaning set forth in Section 3.3(c).”

          (d)            The definition of “PNC Affiliate” is hereby deleted in its entirety and replaced with the following:

          ““PNC Affiliate” means a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, PNC, except for BlackRock or any BlackRock Affiliate.”

SECTION 2.     Amendments to Section 3.2.

(a)      Section 3.2 is hereby amended by adding the following subsection, which is designated as subsection 3.2(d):

“(d)     Notwithstanding the provisions of this Section 3.2, if within 12 months following a Change of Control of BlackRock or a Change of Control of PNC (each, a “Change of Control”), a majority of the Independent Directors (as defined below) of BlackRock serving on the day prior to the effective date of such Change in Control, determines that the fundamental economics and operations of the business of BlackRock have been materially and adversely affected as a result of such Change of Control (taking into account BlackRock’s revenues, earnings, corporate governance, management practices, culture and compensation practices) (a “Material Effect”), then at any time following (1) receipt of written notice of such determination, which notice shall be provided within 12 months following a Change of Control and shall specify in reasonable detail the general circumstances, practices and/or conditions that have caused the Material Effect (the “Material Effect Notice”), (2) receipt of a Failed Cure Notification (as defined below), and (3) a determination by PAM that it will elect to dispose of its Voting Stock of BlackRock and BlackRock Common Stock in accordance with Section 3.3(b)(1)(x), PNC (or any PNC Affiliate) may not purchase or otherwise acquire any additional BlackRock Capital Securities pursuant to this Section 3.2.  For purposes of this Agreement, “Independent Directors” shall mean those directors of BlackRock who (i) are not current or former executive officers or employees of BlackRock or any BlackRock Affiliate, (ii) are not current or former directors, executive officers or employees of PNC  or any PNC Affiliate, (iii) were not designated by PAM or the BlackRock Management Committee pursuant to Section 2.2(a) of the Amended and Restated Stockholders Agreement, dated as of September 30, 1999 (the “Stockholders Agreement”), among BlackRock, PAM and certain employee stockholders and (iv) after such time as the Board commences identifying “Independent Directors” for purposes of the rules of the New York Stock Exchange, are identified by the Board as “Independent Directors” and disclosed by BlackRock.  Notwithstanding the foregoing, the Directors listed on Exhibit A hereto shall be deemed to be “Independent Directors” for purposes of this Agreement, except, following the date on which the Board commences identifying “Independent Directors” pursuant to clause (iv) of the preceding sentence, any such Directors listed on Exhibit A hereto who has not been so designated shall no longer be deemed to be an “Independent Director” for purposes of this Agreement.”

       (b)            Section 3.2 is hereby amended by adding the following subsection, which is designated as subsection 3.2(e):

“(e)     In the event that PAM has deposited Voting Stock of BlackRock or BlackRock Common Stock owned by it into a Voting Trust pursuant to Section 3.3(a)(2), any Voting Stock of BlackRock or BlackRock Common Stock purchased by PNC (or any PNC Affiliate) pursuant to the provisions of this Section 3.2 shall be deposited in such Voting Trust.”

SECTION 3.   Amendments to Section 3.3.

       (a)            Section 3.3(a) of the IPO Agreement is hereby deleted in its entirety and replaced with the following:

“(a)     (1)     If within 12 months following a Change of Control (the “Evaluation Period”), the Independent Directors determine that a Material Effect has occurred, PAM may, within three months of the date of such determination as specified in the Material Effect Notice (the “Cure Period”), seek to cure such Material Effect.

            (2)     Following the expiration of the Cure Period, if a majority of the Independent Directors, in their sole discretion, determine that a Material Effect has not been cured, the Independent Directors shall provide PAM notification (the “Failed Cure Notification”) that such Material Effect has not been cured within 30 days after the termination of the Cure Period (the date on which the Failed Cure Notification is provided to PAM being the “Notice Date”).  If the Independent Directors do not provide a Failed Cure Notification to PAM on or before the 30th day following the termination of the Cure Period, the Material Effect shall be deemed cured for all purposes of this Agreement.  As soon as practicable following receipt of the Failed Cure Notification, PAM shall, and PNC shall cause PAM to, deposit any Voting Stock of BlackRock and BlackRock Common Stock owned by PAM into a voting trust, the terms of which shall be substantially as set forth on Schedule I (the “Voting Trust”).

            (3)     PAM shall not solicit proxies from holders of outstanding BlackRock Capital Securities, for as long as any shares of its BlackRock Capital Securities are held in the Voting Trust in accordance with the terms thereof.  PAM further agrees that, at any time following receipt of a Failed Cure Notification, except as otherwise provided in Sections 3.2 and 3.3(b) hereof, PAM shall not purchase or otherwise acquire additional shares of BlackRock Capital Securities.”

       (b)            Section 3.3(b) of the IPO Agreement is hereby deleted in its entirety and replaced with the following:

“(b)     (1) Within 3 months after the receipt of a Failed Cure Notification, PAM shall, and PNC shall cause PAM to, send BlackRock written notification (the “Election Notification”) of its decision to undertake one of the following options:

            (x)     dispose of its ownership interest in any Voting Stock of BlackRock, within two years of the Notice Date, so that neither PNC (together with any PNC Affiliates) nor PAM (together with its affiliates) is the beneficial owner (as defined by Rules 13d-3 and 13d-5 under the Exchange Act or any successor provision thereof) (a “Beneficial Owner”) of more than 4.9% of any class of Voting Stock of BlackRock; provided that, except with the prior written consent of the Independent Directors of BlackRock, none of PNC, PAM (together with its affiliates) or any other PNC Affiliate may dispose of an amount of its shares of Voting Stock of BlackRock (A) to any bank or bank holding company that would result in any bank or bank holding company becoming the Beneficial Owner of more than 4.9% of any class of Voting Stock of BlackRock or (B) to any other person or entity that is not a bank or bank holding company that would result in any person or entity becoming the Beneficial Owner of more than 10% of any class of Voting Stock of BlackRock; and provided further that, as soon as practicable following PAM’s Election Notification to sell its BlackRock Voting Stock pursuant to this Section 3.3(b)(1)(x), any shares of Class B Common Stock held by the Voting Trust shall be converted, in accordance with paragraph C(6) of Article Fourth of BlackRock’s Amended and Restated Certificate of Incorporation, into shares of Class A Common Stock;

            (y)     proceed as expeditiously as is commercially reasonable to offer to purchase all the outstanding BlackRock Capital Securities not owned by PNC or PAM (and use commercially reasonable efforts to consummate such purchases as soon as practicable) at the applicable Change of Control Price (as defined below), and agree that, simultaneously upon making such offer, all employee awards granted under BlackRock’s 2002 Long-Term Retention and Incentive Plan (the “2002 Plan”) shall fully vest and be immediately payable as if the termination date of the 2002 Plan had occurred and any applicable performance goals had been fully achieved and any stock options granted under BlackRock’s 1999 Stock Award and Incentive Plan (the “1999 Plan”) shall vest and become fully exercisable as if all holding or employment period requirements and any applicable performance goals had been fully achieved; or

            (z)     proceed as expeditiously as is commercially reasonable to enter into an agreement (and use commercially reasonable efforts to consummate the transactions contemplated by such agreement as soon as practicable after execution of such agreement) with a third party purchaser to dispose of its ownership interest in BlackRock Capital Securities (such that neither PNC (together with any PNC Affiliates) nor PAM (together with its affiliates) is the Beneficial Owner of more than 4.9% of any class of Voting Stock of BlackRock) to such third party purchaser (the “Third Party Purchase”) that has made or has agreed to make an offer to purchase all the outstanding BlackRock Capital Securities of which none of PNC, any PNC Affiliate and PAM is the Beneficial Owner, as the case may be, (the “Third Party Offer”), for a price per share that is not less than the price per share to be offered to PAM with respect to each class of BlackRock Capital Securities (provided that the Independent Directors shall have received an opinion from a nationally recognized investment banking or business appraisal firm, selected by the Independent Directors, that such price is fair, from a financial point of view, to the public stockholders of BlackRock), and agree that, simultaneously with consummation of the Third Party Purchase, all employee awards granted under the 2002 Plan (“2002 Plan Awards”) shall fully vest and be immediately payable as if the termination date of the 2002 Plan had occurred and any applicable performance goals had been fully achieved and any stock options granted under the 1999 Plan (“1999 Plan Options”) shall vest and become fully exercisable as if all holding or employment period requirements and any applicable performance goals had been fully achieved (provided, however, that in the event the consummation of the Third Party Purchase occurs on or after the day upon which the Third Party Offer would otherwise be scheduled to expire, the Third Party Offer shall be extended for such reasonable period of time as shall be necessary to permit recipients of 2002 Plan Awards and 1999 Plan Options to participate in such offer).

     (2)               Following (A) a Change of Control of PNC or (B) a Change of Control of BlackRock resulting from a transaction in which PAM sells BlackRock Capital Securities and not all public stockholders and employees of BlackRock holding shares of BlackRock Common Stock are given an opportunity to participate in such transaction on substantially the same terms, PAM shall not dispose of any BlackRock Capital Securities to any person or entity in a transaction, other than as contemplated by Section 3.3(b)(1) after a determination of a Material Effect following delivery of a Failed Cure Notification, that would result in another Change of Control of BlackRock unless (x) the BlackRock public shareholders and any employees of BlackRock holding shares of BlackRock Common Stock are given a reasonable opportunity to participate in such transaction on substantially the same terms and (y) a majority of the Independent Directors approve such transactions resulting in the Change of Control of BlackRock.

(3)     (i)     For purposes of this Section 3.3(b), the term “Change of Control Price” means, with respect to each class of BlackRock Capital Securities, the average of the closing sale price (or, if no closing sale price is reported, the average of the average bid and average ask prices) (as reported in composite transactions for the principal securities exchange or trading system on which such shares of BlackRock Capital Securities are then listed or traded) with respect to such class of BlackRock Capital Securities during the 30 trading day period immediately preceding the earlier of the date on which the Change of Control was first announced or the date on which, in the determination of the majority of the Independent Directors, the Change of Control was determined to have occurred, provided that a nationally recognized investment banking or business appraisal firm, mutually agreed upon by PAM, and the Independent Directors, shall provide a written opinion to the Independent Directors that the applicable Change of Control Price as determined in accordance with this sentence is fair, from a financial point of view, to the holders of the applicable class of outstanding BlackRock Capital Securities.

          (ii)     If any such class of BlackRock Capital Securities was not listed or traded on a securities exchange or trading system during such 30 trading day period or if the investment banking or business appraisal firm selected by PAM, as the case may be, and the Independent Directors is unable to deliver the fairness opinion required by Section 3.3(b)(3)(i), the Change of Control Price shall be determined through good faith negotiations between PAM and a special committee of the BlackRock Board of Directors, which shall not include any director of BlackRock who was nominated by PAM, PNC or any PNC Affiliate, their respective successors, if any, as the case may be (the “BlackRock Special Committee”).  If PAM and the BlackRock Special Committee are unable to agree on a Change of Control Price after reasonable efforts, PAM and the BlackRock Special Committee each shall select a nationally recognized investment banking or business appraisal firm (together, the “Initial Investment Banks”) which shall determine the Change of Control Price.  If the Initial Investment Banks are unable to agree on the Change of Control Price within 30 days of their selection, they shall jointly select a third nationally recognized investment banking or business appraisal firm (the “Arbitrating Investment Bank”) within 10 days following the expiration of such 30-day period.  Within 30 days following its selection, the Arbitrating Investment Bank shall determine the Change of Control Price;

provided, that the Change of Control Price determined by the Arbitrating Investment Bank may not be outside the range for the Change of Control Price determined by the Initial Investment Banks.  The fees and expenses of the Initial Investment Banks and the Arbitrating Investment Bank (if applicable) shall be borne one-half by PNC, and one-half by BlackRock.  The Change of Control Price shall be determined by reference to, among other factors, the trading value of the BlackRock Class A Common Stock prior to any public announcement of the Change in Control; provided, however, that actions taken by the acquiror in connection with such Change in Control, including, without limitation, a substantial change in management of BlackRock, which have had an adverse impact on the trading value of the BlackRock Class A Common Stock shall be excluded from any determination of the Change of Control Price.

                                   (c)            Section 3.3(c) of the IPO Agreement is hereby deleted in its entirety and replaced with the following:

“(c)     A “Change of Control of PNC” shall be deemed to occur when the Board of Directors of PNC determines that a Change in Control of PNC has occurred, as a Change in Control of PNC may be defined from time to time by the Board of Directors of PNC.  Provided, however, that at a minimum, a Change in Control of PNC shall, without any action by the Board of Directors of PNC, be deemed to occur if:

(i)  any person, excluding employee benefit plans of PNC, is or becomes the beneficial owner (as defined in Rules 13d 3 and 13d 5 under the Exchange Act or any successor provisions thereto), directly or indirectly, of securities of PNC representing twenty percent (20%) or more of the combined voting power of PNC’s then outstanding securities;  provided, however, that such an acquisition of beneficial ownership representing between twenty percent (20%) and forty percent (40%), inclusive, of such voting power shall not be considered a Change in Control if the Board of Directors of PNC approves such acquisition either prior to or immediately after its occurrence;

(ii)  PNC consummates a merger, consolidation, share exchange, division or other reorganization or transaction of PNC (a ”Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction that results in the voting securities of PNC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (i) PNC’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

(iii)  the shareholders of PNC approve a plan of complete liquidation or winding-up of PNC or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all PNC’s assets;

(iv)  as a result of a proxy contest, individuals who prior to the conclusion thereof constituted the Board of Directors of PNC (including for this purpose any new director whose election or nomination for election by PNC’s shareholders in connection with such proxy contest was approved by a vote of at least two thirds of the directors then still in office who were directors prior to such proxy contest) cease to constitute at least a majority of the Board of Directors of PNC (excluding any Board seat that is vacant or otherwise unoccupied); or

(v)  during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board of Directors of PNC (including for this purpose any new director whose election or nomination for election by PNC’s shareholders was approved by a vote of at least two thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors of PNC (excluding any Board seat that is vacant or otherwise unoccupied).”

                                    (d)        Section 3.3(d) of the IPO Agreement is hereby deleted in its entirety and replaced with the following:

“(d)     A “Change of Control of BlackRock” shall be deemed to occur if (i) due to a transfer of any shares of BlackRock Voting Stock, a person other than PNC or the PNC Affiliates holds a majority of the voting power of BlackRock’s Voting Stock; or (ii) whether by virtue of an actual or threatened proxy contest (including a consent solicitation) or any merger, reorganization, consolidation or similar transaction, persons who are directors of BlackRock immediately prior to such proxy contest or the execution of the agreement pursuant to which such transaction is consummated (other than a director whose initial assumption of office was in connection with a prior actual or threatened proxy contest) cease to constitute a majority of the Board of Directors of BlackRock or any successor entity immediately following such proxy contest or the consummation of such transaction.  Notwithstanding the foregoing, no transaction or series of transactions (x) that is approved by a majority of the Independent Directors and (y) pursuant to which all public shareholders and employees of BlackRock holding shares of BlackRock Common Stock are given an opportunity to participate in such transaction on substantially the same terms as PAM, shall be deemed to constitute a Change of Control of BlackRock.”

                                    (e)        Section 3.3(e) of the IPO Agreement is hereby deleted in its entirety and replaced with the following:

“(e) BlackRock shall pay (i) the fees and expenses of any financial advisors, legal counsel or other advisors deemed necessary or advisable by the Independent

Directors in connection with determining the impact of the Change in Control on the business of BlackRock pursuant to Section 3.2(d) and this Section 3.3; and (ii) all reasonable expenses of the Independent Directors and BlackRock Special Committee incidental to the determination of the Change of Control Price including, but not limited to, expenses of and reasonable compensation for the members of the Independent Directors and the BlackRock Special Committee.  Members of the Independent Directors and the BlackRock Special Committee shall be entitled to the benefit of indemnification from BlackRock, including, but not limited to, the indemnification provided by BlackRock’s Certificate of Incorporation and Bylaws, and BlackRock shall maintain, to the extent practicable, directors and officers liability insurance for such members at least as favorable as in that which was in effect on the day prior to the effective date of the applicable Change in Control and any additional directors and officers liability insurance reasonably requested and available at a reasonable cost by the Independent Directors and BlackRock Special Committee in connection with their services to be rendered under Section 3.2(d) and this Section 3.3.”

(f) Section 3.3(f) is hereby added to the IPO Agreement as follows:

“(f)     Further Assurances.  Each party hereto shall execute, deliver, file and record, or cause to be executed, delivered, filed and recorded, such further agreements, instruments and other documents, and take or cause to be taken, such further actions, as the other parties hereto may reasonable request as being necessary or advisable to effect or evidence the transactions contemplated by the IPO Agreement as amended hereby, including the filing of a registration statement with the Securities and Exchange Commission with respect to shares of BlackRock Common Stock to be granted under the 2002 Plan.”

(g) Section 3.3(g) is hereby added to the IPO Agreement as follows:

“(g) Termination.

Sections 3.2 (d) and (e) and Section 3.3 of this Agreement shall immediately terminate and be of no further force or effect if:

(i)  following delivery of an Election Notification, if either the option contemplated by Section 3.3(b)(1)(y) or Section 3.3(b)(1)(z) hereof has been elected, all the transactions contemplated thereby have been consummated;

(ii) clauses (x) and (y) of Section 3.3(d) have occurred with respect to a transaction or series of related transactions and any such transaction or series of transactions has been consummated; or

(iii) clauses (x) and (y) in Section 3.3(b)(2) have occurred with respect to any Change of Control of BlackRock and the transaction contemplated thereby shall have been consummated.”

SECTION 4.     Ratification.

                Except as expressly affected by the provisions hereof, the IPO Agreement as amended shall remain in full force and effect in accordance with its terms and ratified and confirmed by the parties hereto.  On and after the date hereof, each reference in the IPO Agreement to “the Agreement,” “hereunder,” “herein” or words of like import shall mean and be a reference to the IPO Agreement as amended by this Amendment.

SECTION 5.       Effect of Headings.

                The Section headings herein are for convenience of reference only and shall not effect the construction hereof.

SECTION 6.       Governing Law.

                This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflicts of laws principles thereof.

SECTION 7.       Counterparts.

                This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ JAMES E. ROHR

Name:	James E. Rohr
Title:	Chairman and Chief Executive Officer

PNC ASSET MANAGEMENT, INC.

By:	/s/ JAMES E. ROHR

Name:	James E. Rohr
Title:	Chairman and Chief Executive Officer

BLACKROCK, INC.

By:	/s/ LAURENCE D. FINK

Name:	Laurence D. Fink
Title:	Chairman and Chief Executive Officer

Schedule I

TERM SHEET
VOTING TRUST AGREEMENT

                    In accordance with Section 3.3(a)(2) of the Initial Public Offering Agreement, dated as of September 30, 1999, as amended October 10, 2002 (the “IPO Agreement”), by and among BlackRock, Inc., a Delaware corporation (together with any successors, the “Company”), PNC Asset Management, Inc., a Delaware corporation (together with any successors, “PAM”), and The PNC Financial Services Group, Inc. (formerly PNC Bank Corp.), PAM has agreed that under certain circumstances following a change in control of PNC or the Company PAM will deposit all shares of class A common stock, par value $.01 per share (the “Class A Common Stock”) and class B common stock, par value $.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) of the Company then owned and held by PAM (such shares being hereinafter referred to as the “Shares”) in a voting trust pursuant to a Voting Trust Agreement (the “Voting Trust Agreement”) meeting the requirements of Section 218 of the General Corporation Law of the State of Delaware and having substantially the terms summarized below.

Parties	The Company, PAM and an institutional trustee (the “Voting Trustee”) selected by the Company and reasonably agreed to by PAM.

Deposit of Shares

On the date of execution of the Voting Trust Agreement, PAM will deposit all the Shares with the Voting Trustee which will have the Shares registered in its name and will issue one or more voting trust certificates to PAM.

Upon an Election Notification by PAM to sell its Shares pursuant to Section 3.3(b)(1)(x) of the IPO Agreement, the Voting Trustee will convert all of the Shares held in the Voting Trustee that are shares of Class B Common Stock to shares of Class A Common Stock in accordance with the optional conversion provisions of the Company’s Amended and Restated Certificate of Incorporation.

Transfer Restrictions

The Voting Trust Certificates will not be registered under the Securities Act of 1933, as amended, and may not be sold or transferred in the absence of such registration or an exemption therefrom under such Act.

Voting

The Voting Trustee shall vote the Shares on all matters submitted to a vote of holders of Common Stock (whether separately as a class or together with any other class of voting securities of the Company), whether at a meeting of stockholders or by written consent, in the same proportion as the votes cast by the holders of Common Stock that are not employees of the Company; provided that PAM shall retain the right to direct the voting of the Shares with respect to any transaction that would constitute a Change of Control of BlackRock until such time that PAM is no longer entitled to the benefits of Section 3.3(b)(1)(y) or Section 3.3(b)(1)(z) of the IPO Agreement.

Dividends and Distributions	All dividends or other distributions, if any (other than dividends or distributions paid in shares of Common Stock) in respect of the Shares shall be paid directly to PAM.

Dividends or other distributions, if any, paid in shares of Common Stock shall be held by the Voting Trustee as “Shares” subject to the Voting Trust Agreement and such securities shall become subject to all the terms and conditions thereof

Voting Trustee

PAM and the Company shall, jointly and severally pay the fees and expenses of the Voting Trustee and shall indemnify the Voting Trustee for any losses arising out of or in connection with the acceptance or administration of the Voting Trust, except to the extent that such loss, damage, claim, liability or expense is due to its own gross negligence, willful misconduct or bad faith.

Termination

The Voting Trust Agreement and the Voting Trust shall remain in force until such time that (i) PAM ceases to be the Beneficial Owner, directly or indirectly, of securities of the Company representing 4.9 percent or more of any class of the Company’s Voting Stock; or (ii) PAM purchases all of the outstanding BlackRock Capital Securities not owned by PAM that are validly tendered pursuant to an offer to purchase such BlackRock Capital Securities made by PAM in accordance with Section 3.3(b)(1)(y) of the IPO Agreement.

In the event that prior to the termination of the Voting Trust, PAM transfers any of its Shares in accordance with and pursuant to Sections 3.3(b)(1)(x) or 3.3(b)(1)(z) of the IPO Agreement, the Voting Trustee shall cause such Shares to be transferred in accordance with instructions received from PAM and, upon consummation of such transfer, the Voting Trust Agreement and the Voting Trust shall immediately terminate and be of no further force and effect with respect to such transferred Shares.

Amendment	The Voting Trust Agreement and the Voting Trust Certificates may be amended upon the consent in writing of the Company and PAM.

Governing Law	Delaware

Exhibit A

Independent Directors

Murry Gerber
James Grosfeld
Frank Nickell
Lawrence Wagner

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